UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OMNOVA SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Ohio	34-1897652
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

175 Ghent Rd. Fairlawn, Ohio	44333-3300
(Address of Principal Executive Offices)	(Zip Code)

OMNOVA Solutions Inc. Third Amended and Restated

1999 Equity and Performance Incentive Plan

(Full title of the plan)

James C. LeMay

Senior Vice President, Corporate Development and General Counsel

OMNOVA Solutions Inc.

175 Ghent Rd.

Fairlawn, OH 44333-3300

(Name and address of agent for service)

(330) 869-4200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock, Par Value $0.10	3,000,000	$7.57	$22,710,000	$2,602.57

(1)	Estimated solely for the purposes of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h)(1) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average high and low sales prices for such common stock on June 29, 2012, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by OMNOVA Solutions Inc. (“OMNOVA” or the “Company”) to register an additional 3,000,000 shares of Common Stock, par value $0.10 per share, of OMNOVA that the Company’s shareholders approved for issuance as awards pursuant to the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan (the “Plan”). Six million six hundred thousand (6,600,000) shares of Common Stock have previously been registered for issuance under the Plan on Registration Statements on Form S-8 (Registration Statement No. 333-162305 filed on October 2, 2009, Registration Statement No. 100558 filed on October 15, 2002 and Registration Statement No. 333-88145 filed on September 30, 1999 ) (the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, the Prior Registration Statements are incorporated herein by reference and made a part of this Registration Statement, except to the extent the information contained in this Registration Statement updates or amends the information contained in the Prior Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item	3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated by reference herein:

(a)(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2011;

(b)(i)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended February 28, 2012 and May 31, 2012;

(b)(ii)	The Company’s Current Reports on Form 8-K filed with the Commission on January 27, 2012, March 19, 2012, March 20, 2012, April 9, 2012 and June 28, 2012; and

(c)	the description of our capital stock contained in the registration statement on Form 10 filed with the SEC on July 9, 1999 and all amendments and reports filed for the purpose of updating that description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of the filing of such documents; provided, however, that any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K, shall not be deemed to be incorporated herein by reference unless, and except to the extent, specified in such current reports.

Item	5. Interests of Named Experts and Counsel.

The opinion and consent of James C. LeMay, Senior Vice President, Corporate Development and General Counsel of the Registrant, addressing certain legal matters is attached hereto as Exhibit 5.1. Mr. LeMay is a participant in the Plan and, subject to the terms of the Plan, is eligible to receive awards under the Plan.

Item	6. Indemnification of Directors and Officers.

Ohio Law

Section 1701.13(E)(1) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

To the extent that a director, trustee, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to above, Section 1701.13(E)(3) provides that he is entitled to be indemnified against his reasonable expenses incurred in connection with such action, suit or proceeding.

Section 1701.13(E)(5) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding.

Finally, Section 1701.13(E)(6) states that the indemnification authorized under Ohio law is not exclusive and is in addition to any other rights to indemnification granted by the Company’s Articles of Incorporation or Code of Regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise. Section 1701.13(E)(7) specifically authorizes companies to purchase and maintain insurance on behalf of any director, trustee, officer, employee or agent for any liability asserted against him or arising out of his status as such.

Code of Regulations

The Company’s Code of Regulations provides that it shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Company’s board of directors or an officer, employee, member, manager or agent of the Company, or is or was serving at the Company’s request as a director, trustee, officer, employee or agent of another corporation, limited liability company, or a partnership, joint venture, trust or other enterprise.

In addition, the Company’s Code of Regulations provides that the Company will pay, to the full extent required by law, expenses, including attorney’s fees, incurred by a member of the Company’s board of directors in defending such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent permitted by law, such expenses incurred by any other person. The Company’s indemnification and payment, is not exclusive of, and shall be in addition to, any other rights the indemnified parties have under law, the Articles of Incorporation, any agreements, vote of shareholders or disinterested members of the board of directors or otherwise.

Insurance

Under the terms of the Company’s directors’ and officers’ insurance policy, the Company’s directors and officers are insured against certain liabilities, including liabilities arising under the Securities Act of 1933.

Indemnification Agreements

In addition, the Company has entered into indemnification agreements with each of its directors and officers (“Indemnitees”). In general, the indemnification agreements provide that, subject to the procedures, limitations and exceptions set forth therein, the Company will indemnify the Indemnitee for all damages, losses, liabilities, judgments, fines, penalties or amounts paid in settlement which Indemnitee becomes obligated to pay (“Losses”), arising out of any Claim (as defined below) (x) arising out of any actual or alleged act or omission by Indemnitee in his or her capacity as a director, officer, employee or agent of the Company or as a director, officer, employee, member, manager, trustee or agent of any corporation, limited liability company, partnership, joint venture, trust, plan or other entity or enterprise as to which Indemnitee is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent (“Other Enterprise”) or (y) by reason of the fact that Indemnitee is a current or former director, officer, employee or agent of the Company or by reason of the fact that Indemnitee is a current or former director, officer, employee, member, manager, trustee or agent of any Other Enterprise (an “Indemnifiable Claim”).

For purposes of the indemnification agreements, Claim is defined as (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding against Indemnitee, whether civil, criminal, administrative, arbitrative, investigative or other (including by or in the right of the Company), and whether made pursuant to federal, state or other law; or (ii) any threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by the Company or any other person, (including any governmental entity) that Indemnitee believes in good faith might lead to the institution of any such claim, demand, action, suit or proceeding; or (iii) any subpoena or any discovery request seeking information, documents or testimony from Indemnitee whether or not the Indemnitee is a party to or the subject of the underlying claim, demand, action, suit or proceeding or the subject of any such inquiry or investigation. Subject to the terms of the indemnification agreements, Indemnitees also have the right to payment or advancement by the Company of reasonable expenses arising out of an Indemnifiable Claim or the enforcement of the indemnification agreements, which are paid or incurred by the Indemnitee or which Indemnitee reasonably determines are likely to be so paid or incurred by Indemnitee. Finally, the indemnification agreements require the Company to use commercially reasonable efforts to maintain in effect directors’ and officers’ liability insurance.

Item	8. Exhibits.

4.1	Amended and Restated Articles of Incorporation of OMNOVA Solutions Inc. (incorporated by reference to Exhibit 3.2 to OMNOVA Solutions’ Registration Statement on Form 10 filed July 9, 1999 (File No. 1-15147))

4.2	Amended and Restated Code of Regulations of OMNOVA Solutions Inc. (incorporated by reference to Exhibit 3.4 to OMNOVA Solutions’ Registration Statement on Form 10 filed July 9, 1999 (File No. 1-15147))

4.3	OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan (incorporated by reference to Appendix C to OMNOVA Solutions’ Definitive Proxy Statement filed February 3, 2012 (File No. 1-15147))

5.1	Opinion of James C. LeMay, Senior Vice President, Corporate Development and General Counsel of OMNOVA Solutions Inc., regarding the legality of shares being registered

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of James C. LeMay (included in Exhibit 5.1)

24.1	Powers of Attorney

Item	9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will (unless in the opinion of its counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairlawn, State of Ohio, on July 3, 2012.

OMNOVA SOLUTIONS INC.

By:	/s/ Kristine C. Syrvalin
Kristine C. Syrvalin, Vice President Human Resources Administration, Corporate Secretary and Assistant General Assistant General Counsel Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE

/s/ Kevin M. McMullen Kevin M. McMullen	Chairman, Chief Executive Officer and President

/s/ Michael E. Hicks Michael E. Hicks	Senior Vice President and Chief Financial Officer

* David J. D’Antoni	Director

* Michael J. Merriman	Director

* Steven W. Percy	Director

* Larry B. Porcellato	Director

* Allan R. Rothwell	Director
* William R. Seelbach	Director
* Robert A. Stefanko	Director

*	This Registration Statement has been signed on behalf of the above officers and directors by Kristine C. Syrvalin, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

DATED: July 3, 2012	By:	/s/ Kristine C. Syrvalin
Kristine C. Syrvalin, Vice President Human Resources Administration, Corporate Secretary and Assistant General Counsel

EXHIBIT INDEX

4.1	Amended and Restated Articles of Incorporation of OMNOVA Solutions Inc. (incorporated by reference to Exhibit 3.2 to OMNOVA Solutions’ Registration Statement on Form 10 filed July 9, 1999 (File No. 1-15147))

4.2	Amended and Restated Code of Regulations of OMNOVA Solutions Inc. (incorporated by reference to Exhibit 3.4 to OMNOVA Solutions’ Registration Statement on Form 10 filed July 9, 1999 (File No. 1-15147))

4.3	OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan (incorporated by reference to Appendix C to OMNOVA Solutions Definitive Proxy Statement filed February 3, 2012 (File No. 1-15147))

5.1	Opinion of James C. LeMay, Senior Vice President, Corporate Development and General Counsel of OMNOVA Solutions Inc., regarding the legality of shares being registered

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of James C. LeMay (included in Exhibit 5.1)

24.1	Powers of Attorney